Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Fourth Quarter Net Investment Income of $0.22 per common share
Quarterly Distribution Increased 11%

Chicago, IL - March 5, 2021 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2020.

FINANCIAL HIGHLIGHTS
•Fourth quarter net investment income of $3.0 million, or $0.22 per common share.
•Full year 2020 net investment income of $12.3 million, or $0.92 per common share, providing a 107% distribution coverage.
•At December 31, 2020, 96% of our loan portfolio consisted of floating rate loans, based on fair value. 90% of our debt is fixed rate.
•At December 31, 2020, 56% of our debt is unsecured; 87% of our debt matures in 2025 and beyond.
•Closed investments in the fourth quarter of approximately $48.7 million.
•Net asset value ("NAV") per share increased to $11.85 at December 31, 2020 from $11.18 at September 30, 2020, due to unrealized appreciation of the portfolio.
•At December 31, 2020, 95% of our loan portfolio consisted of senior secured loans, based on fair value.
•On March 2, 2021, OFS Capital's Board of Directors declared a distribution of $0.20 per common share for the first quarter of 2021, payable on March 31, 2021 to stockholders of record as of March 24, 2021.

"We are pleased to announce another increase in our distribution", said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "Our net investment income increased approximately 10% from the prior quarter, which enabled us to increase our distribution for the second straight quarter. We believe there is an opportunity for us to continue to increase net investment income over time as we increase the pace of our originations. At the same time, we intend to continue to focus on capital preservation.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At December 31, 2020
Total assets	$483.8
Investment portfolio, at fair value	$442.3
Net assets	$159.0
Net asset value per share	$11.85
Weighted average yield on performing debt investments (1)	10.27%
Weighted average yield on total debt investments (2)	9.15%
Weighted average yield on total investments (3)	8.56%
The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.
(1)The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) the sum of the amortized cost of our debt and structured finance note investments, in each case, excluding assets on non-accrual basis as of the balance sheet date.
(2)The weighted average yield on total debt and structured finance note investments is computed as (a) the sum of the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) the sum of the amortized cost of our debt and structured finance note investments, in each base, including assets on non-accrual basis as of the balance sheet date.
(3)The weighted average yield on total investments is computed as (a) the sum of the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) the sum of the amortized cost of our total investment portfolio, in each case, including assets on non-accrual basis as of the balance sheet date.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results	2020	2019	2020	2019
Total investment income	$11.1	$13.4	$45.5	$52.5
Net investment income	$3.0	$4.6	$12.3	$19.1
Net investment income per common share, basic and diluted	$0.22	$0.34	$0.92	$1.43
Net increase in net assets resulting from operations	$11.4	$0.7	$3.7	$9.6

	Quarter Ended December 31,		Year Ended December 31,
Portfolio Activity	2020	2019	2020	2019
Number of new portfolio companies	1	14	15	43
Investments in new portfolio companies	$5.2	$45.4	$49.0	$147.2
Investments in existing portfolio companies	$23.5	$7.1	$47.9	$51.6
Investments in structured finance notes	$19.9	—	$33.5	23
Number of portfolio companies at end of period	62	85	62	85

PORTFOLIO AND INVESTMENT ACTIVITIES
During the fourth quarter of 2020, we closed a $5.2 million directly-originated senior secured debt investment in a new portfolio company. In addition, we made $23.5 million of additional senior secured debt investments in existing portfolio companies and $19.9 million in four new structured finance notes.
The total fair value of our investment portfolio was $442.3 million at December 31, 2020, which was equal to approximately 96% of amortized cost. As of December 31, 2020, the fair value of our debt investment portfolio totaled $321.4 million in 49 portfolio companies, of which 95% and 5% were senior secured loans and subordinated loans, respectively. As of December 31, 2020, we also held approximately $64.5 million in common and preferred equity investments, at fair value, in 10 portfolio companies in which we also held debt investments and 13 portfolio companies in which we solely held an equity investment. As of December 31, 2020, our investment portfolio also included twelve investments in structured finance notes with a fair value of $56.4 million. We had unfunded commitments of $5.8 million to four portfolio companies at December 31, 2020. As of December 31, 2020, floating rate loans comprised 96% of our debt investment portfolio, with the remaining 4% in fixed rate loans, as a percentage of fair value.
RESULTS OF OPERATIONS
Income
Interest Income
During the year ended December 31, 2020, interest income decreased approximately $6.8 million, due to a $1.8 million decrease in interest income caused by a $16 million decrease in the average outstanding loan balance and a decrease of $5.0 million in recurring interest income resulting from a 128 basis point decrease in the weighted average yield in our debt portfolio. For the year ended December 31, 2020, acceleration of Net Loan Fees (defined as loan origination fees, original issue discount, market discount or premium and loan amendment fees) of $0.2 million were included in interest income from the repayment of loans prior to their scheduled due dates.
Fee Income
During the year ended December 31, 2020, fee income consisted of prepayment fees of $0.6 million resulting from $38.4 million of unscheduled principal payments, compared to $0.4 million from $56.8 million of unscheduled principal payments during the year ended December 31, 2019. We recognized syndication fees of $0.7 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively, resulting from approximately $46.8 million and $91.5 million in loan originations during that period in which OFS Capital Management, LLC sourced, structured, and arranged the lending group, and for which we were additionally compensated.
Expenses
Interest expense
During the year ended December 31, 2020, interest expense increased by $3.0 million primarily due to an increase of $39.4 million in the average amount of outstanding borrowings, which included a full year's interest on the $54.3 million of unsecured notes issued in October 2019 and the issuance of the $25.0 million of unsecured notes in September 2020.
Management Fees
During the year ended December 31, 2020, management fee expense decreased by $0.7 million due to a decrease in our average total assets, primarily due to the sale of debt investments in response to the uncertainty surrounding the COVID-19 pandemic.
Incentive Fees
During the year ended December 31, 2020, incentive fee expense decreased by $3.2 million, or $3.6 million prior to the Income Incentive Fee waiver of $0.4 million compared to the prior year due to a decrease in net investment income.
Net Gain (Loss) on Investments
During the year ended December 31, 2020, we recognized net losses of $15.9 million on senior secured debt, primarily as a result of unrealized losses of $9.2 million and $2.8 million on our senior secured debt investments in 3rd Rock Gaming Holding, LLC, and Envocore Holdings, LLC, respectively.
During the year ended December 31, 2020, we recognized net losses of $16.4 million on subordinated debt, primarily as a result of unrealized losses of $12.1 million and $4.7 million on our subordinated debt investments in Online Tech Stores, LLC and Eblens Holdings, Inc., respectively.

During the year ended December 31, 2020, we recognized net losses of $2.7 million on preferred equity investments, primarily as a result of unrealized losses of $3.2 million and $2.0 million in Contract Datascan Holdings, Inc. and My Alarm Center, LLC, respectively, offset by an unrealized gain of $1.7 million in TTG Healthcare, LLC.
During the year ended December 31, 2020, we recognized net gains of $26.2 million on common equity and warrant investments, primarily as a result of unrealized gains of $24.2 million and $4.3 million on our common equity investment in Pfanstiehl Holdings, Inc. and our equity appreciation rights in Southern Technical Institute, LLC, respectively, offset by net unrealized losses of $1.2 million in our investment in Professional Pipe Holdings, LLC.
During the year ended December 31, 2020, we recognized net gains of $2.1 million on structured finance notes, primarily as a result of the positive impact of mark-to-market adjustments.
LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2020, we had $37.7 million of cash, which includes cash and cash equivalents of $32.2 million held by OFS SBIC I, LP ("SBIC I LP"), our wholly owned SBIC. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital Corporation as parent company (the "Parent"). Any such distributions to the Parent from SBIC I LP are generally restricted under SBA regulations to a statutory measure of undistributed accumulated earnings or regulatory capital of SBIC I LP and require the prior approval from the SBA. At December 31, 2020, the Parent had $21.2 million of cash and cash equivalents available for general corporate activities, including approximately $18.3 million held by SBIC I LP that was available for distribution to the Parent.
Additionally, at December 31, 2020, we had an unused commitment of $19.4 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $118.6 million under the revolving credit facility with BNP Paribas, both subject to borrowing base requirements and other covenants. Based on fair values and equity capital at December 31, 2020, we could access $111 million under our credit facilities and remain in compliance with 1940 Act asset coverage requirement.
RECENT DEVELOPMENTS
On February 10, 2021, we issued $100.0 million aggregate principal amount of 4.75% notes due 2026 (the “Unsecured Notes Due February 2026”). The Unsecured Notes Due February 2026 will mature on February 10, 2026 and bear interest at a rate of 4.75% per year payable on February 10 and August 10 of each year, commencing on August 10, 2021.
The net proceeds we received from the sale of the Unsecured Notes Due February 2026 was approximately $96.6 million based on a public offering price of 98.906% of the aggregate principal amount of the Unsecured Notes Due February 2026, after deducting the underwriting discount and commissions payable by us and estimated offering expenses payable by us.
In connection with, and using the proceeds from, the issuance of the Unsecured Notes Due February 2026, on February 10, 2021, we caused notices to be issued to the holders of the $50.0 million aggregate principal unsecured notes due April 2025 (the "Unsecured Notes Due April 2025") and $48.5 million aggregate principal unsecured notes due October 2025 (the "Unsecured Note Due October 2025") regarding our exercise of our option to redeem all of the issued and outstanding Unsecured Notes Due April 2025 and Unsecured Notes Due October 2025. We will redeem the Unsecured Notes Due April 2025 and the Unsecured Notes Due October 2025 on March 12, 2021. The Unsecured Notes Due April 2025 and the Unsecured Notes Due October 2025 will be redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon from January 31, 2021, through, but excluding, March 12, 2021.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, March 5, 2021, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 17, 2021 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10152648.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2020, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2020	2019
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $363,628 and $396,201 respectively)	$328,665	$372,535
Affiliate investments (amortized cost of $86,484 and $131,950, respectively)	102,846	135,679
Control investment (amortized cost of $10,911 and $10,520, respectively)	10,812	8,717
Total investments at fair value (amortized cost of $461,023 and $538,671, respectively)	442,323	516,931
Cash and cash equivalents	37,708	13,447
Interest receivable	1,298	3,349
Prepaid expenses and other assets	2,484	4,461
Total assets	$483,813	$538,188

Liabilities
Revolving line of credits	$32,050	$56,450
SBA debentures (net of deferred debt issuance costs of $1,088 and $1,904, respectively)	104,182	147,976
Unsecured notes (net of discounts and deferred debt issuance costs of $4,897 and $4,798, respectively)	172,953	148,052
Interest payable	3,176	3,505
Payable to investment adviser and affiliates	3,252	4,106
Payable for investments purchased	8,411	10,264
Accrued professional fees	495	621
Other liabilities	338	587
Total liabilities	324,857	371,561

Commitments and contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,409,559 and 13,376,836 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	134	134
Paid-in capital in excess of par	187,124	187,305
Total distributable earnings (accumulated losses)	(28,302)	(20,812)
Total net assets	158,956	166,627

Total liabilities and net assets	$483,813	$538,188

Number of shares outstanding	13,409,559	13,376,836
Net asset value per share	$11.85	$12.46

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Investment income
Interest income:
Non-control/non-affiliate investments	$7,978	$9,425	$33,297	$37,535
Affiliate investments	1,586	2,724	7,380	10,364
Control investment	234	219	840	1,003
Total interest income	9,798	12,368	41,517	48,902
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	181	110	981	399
Affiliate investments	142	358	674	1,257
Control investment	99	86	377	169
Total payment-in-kind interest and dividend income:	422	554	2,032	1,825
Dividend income:
Affiliate investments	350	240	450	413
Control investment	—	—	—	89
Total dividend income	350	240	450	502
Fee income:
Non-control/non-affiliate investments	101	248	945	1,029
Affiliate investments	449	5	465	221
Control investment	17	3	66	42
Total fee income	567	256	1,476	1,292
Total investment income	11,137	13,418	45,475	52,521

Expenses
Interest and financing expense	4,507	4,265	18,808	15,829
Management fees	1,846	2,209	7,605	8,271
Incentive fees	693	1,138	2,025	4,760
Professional fees	463	401	1,993	1,814
Administration fees	399	497	1,855	1,747
Other expenses	225	351	1,335	1,002
Total expenses before incentive fee waiver	8,133	8,861	33,621	33,423
Incentive fee waiver	—	—	(441)	—
Total expenses, net of incentive fee waiver	8,133	8,861	33,180	33,423
Net investment income	3,004	4,557	12,295	19,098

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	24	(3,057)	(10,022)	(3,900)
Net unrealized depreciation on non-control/non-affiliate investments, net of deferred taxes	(55)	(104)	(11,020)	(9,610)
Net unrealized appreciation on affiliate investments	6,317	71	12,633	5,376
Net unrealized appreciation (depreciation) on control investment	2,628	(761)	1,704	(1,411)
Net gain (loss) on investments	8,915	(3,851)	(6,704)	(9,545)
Loss on extinguishment of debt	(484)	—	(820)	—
Loss on impairment of goodwill	—	—	(1,077)	—
Net increase in net assets resulting from operations	$11,435	$706	$3,694	$9,553

Net investment income per common share - basic and diluted	$0.22	$0.34	$0.92	$1.43
Net increase in net assets resulting from operations per common share - basic and diluted	$0.85	$0.05	$0.28	$0.71
Distributions declared per common share	$0.18	$0.34	$0.86	$1.36
Basic and diluted weighted average shares outstanding	13,406,436	13,352,873	13,394,005	13,364,244

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's beliefs regarding future increases in net investment income as the pace of originations increase, when there can be no assurance that any such increases will occur; management’s plans to continue to focus on capital preservation; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1 Registration does not imply a certain level of skill or training